SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 15, 2014

The Priceline Group Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-25581	06-1528493
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

800 Connecticut Avenue, Norwalk, Connecticut	06854
(Address of principal office)	(zip code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4c under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.    Regulation FD Disclosure.

On December 15, 2014, the French, Italian and Swedish national competition authorities, who have been working in close cooperation with the European Commission, announced their intention to seek public feedback on commitments offered by Booking.com B.V. in connection with investigations of Booking.com’s rate parity provisions in its contractual arrangements with accommodation providers. These national competition authorities are seeking feedback on the proposed commitments from members of the public, which they will take into account before making final decisions whether to accept the commitments; the public comment period - or market test - is scheduled to expire at the end of January. If the proposed commitments are accepted by the French, Italian and Swedish competition authorities, the investigations in those countries will be closed with no finding of infringement or admission of wrongdoing and no imposition of a fine.
Under the terms of the proposed commitments, Booking.com would replace its existing price parity agreements with accommodation providers - sometimes also referred to as “most favored nation” or “MFN” provisions - with “narrow” price parity agreements. Under the “narrow” price parity agreement, an accommodation provider would still be required to offer the same or better rates on Booking.com as it offered to a consumer directly, but it would no longer be required to offer the same or better rates on Booking.com as it offered to other on-line travel companies. If the commitments are accepted by the French, Italian and Swedish competition authorities after they have been market tested, Booking.com will implement the commitments within six months of their being accepted. Booking.com is hopeful that the proposed commitments will pave the way for an industry wide solution to the on-going investigations across Europe.
The Company is currently unable to predict the outcome of the market test of the proposed commitments offered in France, Italy and Sweden or the impact the proposed commitments in France, Italy and Sweden will have on the on-going investigations in other European countries or how the Company’s business may be affected by the proposed commitments if accepted.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE PRICELINE GROUP INC.
By:	/s/ Peter J. Millones
Name:	Peter J. Millones
Title:	Executive Vice President, General Counsel

Date: December 15, 2014